Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2021 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Data From Three Clinical Programs Expected in the Next 12-18 Months

•	Enrollment Continuing in Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH

•	Phase 1 SAD/MAD Trial of Dual GLP-1/GIP Agonist VK2735 Ongoing

•	Balance Sheet Remains Strong With Over $200M in Cash to Support Advancement of Clinical Programs

SAN DIEGO, February 9, 2022 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2021, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended December 31, 2021, and Other Recent Events:

“The past year was a productive time for Viking as we continued to make progress with our two most advanced clinical programs and further expanded our clinical pipeline with the addition of an important new program,” said Brian Lian, Ph.D., chief executive officer of Viking Therapeutics. “During the fourth quarter, enrollment continued in the Phase 2b VOYAGE trial evaluating our lead program, VK2809, for the treatment of NASH and fibrosis. We expect to complete enrollment of this trial and report initial data by year-end. With respect to our Phase 1b trial evaluating VK0214 for the treatment of X-ALD, we were recently informed that this study has been placed on clinical hold by the FDA, pending an additional preclinical study prior to continuation. This request was not due to any findings from ongoing or previously completed studies, and we expect to submit the information in a timely fashion. During the fourth quarter of 2021, we also announced an exciting addition to our pipeline, an internally developed dual agonist of the GLP-1 and GIP receptors, for the treatment of metabolic disorders. Preclinical data from this program were presented at ObesityWeek®, in November, highlighting promising effects on body weight and metabolic profile. We recently announced the initiation of clinical studies of the lead compound from this program, VK2735, and expect to report initial data in the second half of the year. Throughout these developments we’ve been fortunate to maintain a strong balance sheet with over $200 million in cash, and anticipate the runway to extend through multiple important data events.”

Pipeline and Corporate Highlights

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Enrollment proceeding in Phase 2b VOYAGE study evaluating VK2809 for the treatment of NASH. VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype. The compound has demonstrated promising therapeutic potential in a range of lipid disorders, including non-alcoholic steatohepatitis (NASH). A prior 12-week Phase 2a study evaluating VK2809 in patients with non-alcoholic fatty-liver disease and hypercholesterolemia successfully achieved both its primary and secondary endpoints. Patients receiving VK2809 demonstrated statistically significant median reductions in liver fat content ranging from 54% to 60%, as well as improvements in plasma LDL-cholesterol. The effects on liver fat were shown to be durable, with the majority of patients remaining responders four weeks after receiving the last dose in the study. VK2809 also performed well on secondary measures in this study, demonstrating significant reductions in other plasma lipids such as triglycerides, apolipoprotein b, and lipoprotein (a). Further, the study demonstrated the encouraging safety and tolerability of VK2809, with no serious adverse events reported and numerically lower rates of gastrointestinal disturbances such as diarrhea reported among treated compared with placebo patients. The company believes that VK2809’s potency, tolerability, and safety profile establish it as a best-in-class compound for the potential treatment of patients with NASH and fibrosis.

VK2809 is currently being evaluated in a Phase 2b trial in patients with NASH. This trial, called VOYAGE, is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis. The study is targeting enrollment of patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo. The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo. Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the fourth quarter, screening and enrollment continued at both U.S. and ex-U.S. study sites, and the company expects to complete enrollment and report initial data on the primary endpoint by the end of 2022.

•

Phase 1b trial evaluating VK0214 in X-ALD patients on hold pending completion of preclinical study. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there are currently no pharmacologic treatment options.

In June 2021, the company reported the results of a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) Phase 1 study of VK0214 in healthy volunteers. This study successfully achieved its primary and secondary objectives, with VK0214 shown to be safe and well-tolerated at all doses evaluated. No serious adverse events were reported, and no treatment or dose-related trends were observed for vital signs, cardiovascular measures, or gastrointestinal side effects such as diarrhea or nausea. Treatment with VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with anticipated once-daily oral dosing. Further, subjects who received VK0214 experienced reductions in LDL-cholesterol (up to 21% from baseline), triglycerides (up to 45% from baseline), apolipoprotein B (up to 28% from baseline) and lipoprotein (a) (up to 42% from baseline) following 14 days of treatment. Many of the observed lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on lipid assessments.

Following completion of the SAD/MAD Phase 1 study, the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD. AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease. The Phase 1b trial is a multi-center, randomized, double-blind, placebo-controlled study in adult male patients with AMN. The study is initially targeting enrollment across three cohorts: 20 mg daily, 40 mg daily, and placebo. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period. In addition, the study includes an exploratory assessment of changes in plasma levels of very long chain fatty acids, and will evaluate the pharmacokinetics of VK0214 in this population.

In January 2022, the company was informed that this trial had been placed on clinical hold by the FDA, pending completion of an additional preclinical study. The request was not due to any findings from ongoing or previously completed studies. Rather, the FDA informed the company that it considers the ongoing trial to be a Phase 2 trial rather than a Phase 1b. As a Phase 2 trial, FDA guidance requires that a rodent genotoxicity study is completed prior to initiation. The company expects to submit the requested data in the second quarter of 2022 with a goal to resume dosing in the study later this year.

•

Phase 1 trial of novel dual incretin receptor agonist VK2735 underway. In November 2021, the company announced the results of in vivo studies evaluating a novel series of internally developed dual-acting agonists of the glucagon-like peptide-1, or GLP-1, and the glucose-dependent insulinotropic polypeptide, or GIP, receptors. As summarized below, these studies demonstrated the promising effects of these new compounds on body weight and other metabolic parameters.

o

Data from dual incretin receptor agonist program presented at ObesityWeek® 2021. The company’s wholly-owned, internally developed series of dual-acting agonists of the GLP-1 and GIP receptors were highlighted in two posters at ObesityWeek 2021, the annual meeting of The Obesity Society held in November 2021.

Highlights from the posters include:

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Treatment with Viking dual agonists for 21 days resulted in mean reductions in body weight of up to 27% relative to vehicle (p<0.0001), compared with a mean reduction of 18% among semaglutide-treated animals (p<0.0001 vs. semaglutide)

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Treatment with Viking dual agonists resulted in mean reductions in blood glucose of up to 23% relative to vehicle (p<0.0001), compared with a mean reduction of 7% among semaglutide-treated animals (p<0.0001 vs. semaglutide)

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In the same study, treatment with Viking dual agonists resulted in mean reductions in plasma insulin of up to 57% relative to vehicle (p<0.0001), compared with a mean reduction of 35% among semaglutide-treated animals (p = non-significant vs. semaglutide)

▪

In a separate 14-day study, treatment with Viking dual agonists resulted in mean reductions in body weight of up to 28% vs. vehicle (p<0.0001) and plasma glucose of up to 26% vs. vehicle (p<0.0001) that were comparable to mean reductions observed among tirzepatide-treated animals of 29% and 25%, respectively, vs. vehicle

▪

Treatment with Viking dual agonists resulted in mean reductions in plasma triglycerides of up to 37% relative to vehicle (p=0.004) compared with a 29% mean reduction among tirzepatide-treated animals (p = non-significant vs. tirzepatide)

▪

Treatment with Viking dual agonists resulted in mean reductions in liver triglycerides of up to 49% relative to vehicle (p=0.01), compared with a 19% mean reduction among tirzepatide-treated animals (p<0.05 vs. tirzepatide)

Based on the results of these and other preclinical studies, the company selected VK2735 as the lead candidate from the program, and earlier this year initiated a first-in-human Phase 1 clinical trial. The Phase 1 trial is a randomized, double-blind, placebo-controlled, SAD and MAD study in healthy adults. The primary objectives of the study include evaluation of the safety and tolerability of single and multiple doses of VK2735 delivered subcutaneously, as well as the identification of doses suitable for further clinical development. Investigators will also evaluate the pharmacokinetics of single and multiple doses of VK2735. Exploratory pharmacodynamic assessments include evaluations of changes in body weight and liver fat content after four weeks of once-weekly administration.

The company believes these compounds may have the potential to provide therapeutic benefit in a range of metabolic disorders, such as NASH, obesity, and type 2 diabetes. Data from the ongoing Phase 1 trial of VK2735 are expected in 2H22.

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Strong balance sheet continues to support advancement of clinical programs into late stage development. Viking ended the fourth quarter of 2021 with $202.1 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate virtually in the following upcoming investor events:

SVB Leerink Global Healthcare Conference

Dates: February 14 - 18, 2022

34th Annual ROTH Conference

Ritz Carlton, Laguna Niguel California

March 13-15, 2022

Oppenheimer 32nd Annual Healthcare Conference

Dates: March 15 -16, 2022

21st Annual Needham Virtual Healthcare Conference

Dates: April 11 – 14, 2022

Fourth Quarter and Full-Year 2021 Financial Highlights

Fourth Quarter Ended December 31, 2021 and 2020

Research and development expenses for the three months ended December 31, 2021 were $9.8 million compared to $9.0 million for the same period in 2020. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, preclinical studies, stock-based compensation, salaries and benefits and services provided by third-party consultants, partially offset by decreased expenses related to clinical studies.

General and administrative expenses for the three months ended December 31, 2021 were $2.7 million compared to $2.2 million for the same period in 2020. The increase was primarily due to increased expenses related to salaries and benefits, stock-based compensation and insurance, partially offset by decreased expenses related to legal services.

For the three months ended December 31, 2021, Viking reported a net loss of $12.4 million, or $0.16 per share, compared to a net loss of $10.9 million, or $0.15 per share, in the corresponding period in 2020. The increase in net loss and net loss per share for the three months ended December 31, 2021 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the fourth quarter of 2021 as compared to prevailing interest rates available during the same period of 2020.

Twelve Months Ended December 31, 2021 and 2020

Research and development expenses for the year ended December 31, 2021 were $45.0 million compared to $31.9 million for the same period in 2020. The increase was primarily due to increased expenses related to clinical and preclinical studies, manufacturing for the company’s drug candidates, services provided by third-party consultants and stock-based compensation, partially offset by decreased expenses related to salaries and benefits.

General and administrative expenses for the year ended December 31, 2021 were $10.7 million compared to $10.7 million for the same period in 2020. This was primarily due to decreased expenses related to salaries and benefits and legal services, offset by increased expenses related to insurance, professional fees, services provided by third-party consultants and stock-based compensation.

For the year ended December 31, 2021, Viking reported a net loss of $55.0 million, or $0.71 per share, compared to a net loss of $39.5 million, or $0.54 per share, in the corresponding period in 2020. The increase in net loss and net loss per share for the year ended December, 2021 was primarily due to the increase in research and development expenses, noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the year ended December 31, 2021 as compared to prevailing interest rates available during the year ended December 31, 2020.

Balance Sheet as of December 31, 2021

At December 31, 2021, Viking held cash, cash equivalents and short-term investments of $202.1 million, compared to $248.4 million as of December 31, 2020.

Conference Call

Management will host a conference call to discuss the company’s fourth quarter and year-end 2021 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until February 16, 2022 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #3676671. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s second clinical candidate is VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company’s third clinical candidate is VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding responding to the FDA’s clinical hold notice, including the timing thereof, expectations regarding conducting the Company’s rodent genotoxicity study and expectations regarding the Company’s VK0214 program generally. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company’s other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	9,847	9,048	44,981	31,931
General and administrative	2,663	2,217	10,701	10,731
Total operating expenses	12,510	11,265	55,682	42,662
Loss from operations	(12,510)	(11,265)	(55,682)	(42,662)
Other income (expense):
Amortization of financing costs	(12)	(21)	(18)	(106)
Interest income, net	159	313	703	3,233
Realized gain on investments, net	—	25	—	40
Foreign exchange gain	7	—	7	—
Total other income, net	154	317	692	3,167
Net loss	(12,356)	(10,948)	(54,990)	(39,495)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(379)	(8)	(495)	(66)
Comprehensive loss	$(12,735)	$(10,956)	$(55,485)	$(39,561)

Basic and diluted net loss per common share	$(0.16)	$(0.15)	$(0.71)	$(0.54)
Weighted-average shares used to compute basic and diluted net loss per share	76,908	72,896	77,198	72,597

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,371	$29,117
Short-term investments – available for sale	175,732	219,269
Prepaid clinical trial and preclinical study costs	7,806	7,276
Prepaid expenses and other current assets	619	442
Total current assets	210,528	256,104
Right-of-use assets	25	321
Deferred financing costs	76	48
Deposits	33	29
Total assets	$210,662	$256,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,444	$3,988
Other accrued liabilities	7,305	7,811
Lease liability, current	29	330
Total current liabilities	8,778	12,129
Lease liability, net of current portion	—	29
Total long-term liabilities	—	29
Total liabilities	8,778	12,158
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2021 and December 31, 2020; no shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2021 and December 31, 2020; 78,248,401 and 73,215,940 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	425,614	412,589
Accumulated deficit	(223,182)	(168,192)
Accumulated other comprehensive loss	(549)	(54)
Total stockholders’ equity	201,884	244,344
Total liabilities and stockholders’ equity	$210,662	$256,502

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com